Exhibit 99.1
                                  PRESS RELEASE

                               UNIONBANCORP, INC.

                                Ottawa, Illinois

News Release
FOR IMMEDIATE RELEASE


              UNIONBANCORP, INC. REVISES PREVIOUSLY RELEASED SECOND
                             QUARTER PRESS RELEASE

OTTAWA, IL, August 14, 2003 - Charles J. Grako, President and Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the Company will revise its previously released second quarter press release due to new information which surfaced in August surrounding two large commercial credits. After a thorough review of these credits, it was determined that these credits should have been designated as impaired at June 30, 2003. The categorization of these loans as impaired required that an additional provision for loan losses of $900,000 (or approximately $0.14 per diluted share, net after-tax) be recorded for the second quarter of 2003 and the second quarter press release for the three month and six month period ended June 30, 2003 be revised. This provision will result in an allowance for loan losses of $7.3 million at June 30, 2003. A detailed discussion regarding these two credits follows.

The provision for loan losses for the three months ended June 30, 2003 was largely attributable to one commercial credit for a chain of retail convenience outlets. The total credit relationship to this borrower consists of loans with a current aggregate outstanding principal balance of $3.8 million. This credit was placed on the watch list during the first quarter of 2003 due to declining financial results, competitive pressures facing the business and personal issues of its principal. Management of the Company was actively working with the borrower to restructure or sell the business, and a purchaser for the business was in place. However, this action plan, which would have substantially reduced the Company's exposure, did not materialize. As a result of this, management completed an additional analysis of this credit, including a review of current financial information and trends, and though the credit relationship is currently paying as agreed, the Company determined that this loan relationship should have been categorized as impaired at June 30, 2003 and a specific reserve be allocated to this credit relationship. As of June 30, 2003 this loan relationship had a specific allocation of $750,000. The Company is currently evaluating how to proceed with this credit. Due to the nature of the business, the credit is worth substantially more as an ongoing entity than the liquidation value of its assets. If the business remains a going concern, management expects that the loss exposure will be consistent with what they have currently allocated, but if the business ceases operations and foreclosure proceedings are initiated, the loss exposure could be substantially increased.

In addition to the aforementioned credit, on August 4, 2003, the Company became aware of serious deterioration in a previously identified watch credit conducting business in the agricultural field. The total credit relationship to this borrower consists of loans with a current aggregate outstanding principal balance of $2.5 million. This credit was placed on the watch list during the first quarter of 2002. As a result of additional analysis of this credit, including a review of current financial information and trends, the Company determined that this loan relationship should have been categorized as impaired at June 30, 2003 and a specific reserve be allocated. The Company had been working with this credit and a purchaser for the business was in place. Unfortunately, after several months of preparing for the sale of the business, the purchaser backed out of the arrangement in August 2003. During July and August of 2003, two material events have taken place which has dramatically altered the Company's approach to the credit. These include the exhaustion of the borrower's liquid funds and a revoked license on their primary product. The borrower took steps leading up to the anticipated acquisition which caused its cash resources to be depleted and this, coupled with the inability to sell its main product, have caused the Company to cease operating during the early part of August 2003. Due to the nature of the business, the credit was worth much more as an ongoing entity than the liquidation value of its assets. Thus, while the Company provided approximately $150,000 for the estimated credit loss exposure at June 30, 2003, assuming a going concern, the events that have occurred in the third quarter cause the Company to currently believe that additional loss of $1.5 million to $2.0 million may need to be recorded in the third quarter of 2003.

"Our intention is to be as upfront with our shareholders as possible, providing them with the most recent and complete information available," commented Grako. "This newly discovered loss is certainly a disappointing setback, especially when contrasted against the strong performance of our core business operations." Grako went on to say that "although these setbacks hurt our bottom line in the short term, corrective measures taken were necessary to ensure that UnionBancorp moves forward from the most solid financial position possible."

Second Quarter Results

The following results reflect the revised financial information as stated above.

Net income for the quarter ended June 30, 2003 was $1,446,000 or $0.34 per diluted share. This compares favorably to $225,000 or $0.04 per diluted share earned in the second quarter of 2002. For the six months ended June 30, 2003, net income equaled $3,253,000 or $0.77 per diluted share compared to $1,494,000 or $0.34 per diluted share earned in the same period during 2002.

Second Quarter 2003 Highlights:

    o The Board of Directors approved a stock repurchase plan whereby the Company may repurchase up to 5% of its outstanding common stock in the open market or in private transactions over the next 18 months. To date, the Company has repurchased 10,500 shares at a weighted average cost of $17.92.

    o Contributing to the positive earnings performance were strategic divestitures that resulted in the net gain on the sale of the Company's Internet Service Provider (ISP) and Merchant Point of Sale (POS) product lines. The impact to earnings, net of taxes, was approximately $0.04 per diluted share.

    o Net interest income increased to $6.5 million from $6.4 million a year ago. The net interest margin declined 6 basis points to 3.66% in the second quarter of 2003 from 3.72% during the same period in 2002 and declined 23 basis points from 3.89% during the first quarter of 2003.

    o Noninterest income, excluding securities gains and the gains on sale of the ISP and POS product lines, increased $867,000 or 31%, driven by the continued strong performance of the mortgage banking division and other noninterest revenue product lines.

    o Noninterest expenses increased $164,000 or 2.3% during the second quarter of 2003 in comparison to the second quarter of 2002.

    o The Company is in the final stages of constructing its newest branch facility in Yorkville, Illinois, one of the fastest growing Chicago suburbs. The facility is expected to open in early fall and will be located in the new Yorkville Marketplace development at the intersection of Routes 34 and 47.

    o The Company's Board of Directors approved the payment of a $0.09 quarterly cash dividend on the Company's common stock, marking the 73rd consecutive quarter of dividends paid to stockholders.

Net Interest Margin

The net interest margin declined 6 basis points to 3.66% in the second quarter 2003 from 3.72% during the same period in 2002 and declined 23 basis points from 3.89% during the first quarter 2003. The margin contraction in the second quarter 2003 resulted primarily from lower earning asset rates due to the continued low interest rate environment, management's steps taken during the year to insulate net interest income against the potential for rising interest rates, and the impact of refinance related prepayments and calls on mortgage-backed securities. The expectation of continued low interest rates is likely to maintain pressure on margins going forward in 2003. Tax-equivalent net interest income was $6.5 million for the second quarter of 2003 as compared to $6.4 million for 2002's second quarter.

Noninterest Income and Expense

Noninterest income, excluding securities gains and the gains on sale of the ISP and POS product lines, increased $867,000 or 31%. The increase was largely related to the continued strong revenue generation from mortgage banking income. Also contributing to the improvement were increases in overdraft and nsf charges, insurance commissions and fees and revenue generated from incremental investments in bank-owned life insurance.

Noninterest expense experienced a $164,000 or 2.3% increase primarily due to salary and benefits category and other variable expenses related to higher production volumes in our mortgage banking and financial services business lines. These areas of the Company operate at a lower gross profit margin and historically generate significant levels of noninterest income but also incur considerable noninterest expense.

Asset Quality

During the first six months of 2003, the loan portfolio decreased 1.4% to $476.4 million, as compared to $483.2 million at December 31, 2002. This was due to the continued weak economic environment and tighter underwriting standards. The level of nonperforming loans to total end of period loans totaled 1.29% as of June 30, 2003 compared to 1.72% on June 30, 2002 and 0.99% at December 31, 2002. Net charge-offs for second quarter were 0.10% of average loans, as compared to 0.18% for second quarter 2002. The reserve coverage ratio (allowance to nonperforming loans) was reported at 117.69% as of June 30, 2003 as compared to 90.52% as of June 30, 2002 and 135.5% as of December 31, 2002.

About the Company

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at http://www.ubcd.com.

Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

    o   Unaudited Quarterly and Year to Date Highlights
    o   Unaudited Consolidated Balance Sheets
    o   Unaudited Consolidated Statements of Income
    o   Unaudited Selected Quarterly Consolidated Financial Data

UnionBancorp, Inc.

Unaudited Quarterly and Year to Date Highlights
(In Thousands, Except Share Data)

                                                Three Months Ended                Six Months Ended
                                                     June 30,                          June 30,
                                          ------------------------------    ------------------------------
                                               2003             2002             2003             2002
                                          -------------    -------------    -------------    -------------
Operating Highlights

  Net income                              $       1,446    $         225    $       3,253    $       1,494
  Return on average total assets                   0.74%            0.12%            0.84%            0.40%
  Return on average stockholders equity            8.10%            1.38%            9.37%            4.63%
  Net interest margin                              3.66%            3.72%            3.77%            3.74%
  Efficiency ratio                                69.30%           73.78%           67.83%           73.49%

Per Share Data

  Diluted earnings per common share       $        0.34    $        0.04    $        0.77    $        0.34
  Book value per common share             $       17.55    $       16.32    $       17.55    $       16.32
  Diluted weighted average common
    shares outstanding                        4,068,284        4,028,116        4,053,126        4,024,629
  Period end common shares outstanding        3,998,946        3,979,056        3,998,946        3,979,056

Stock Performance Data

  Market Price:

      Quarter End                         $       20.00    $       15.15    $       20.00    $       15.15
      High                                $       20.48    $       15.70    $       20.48    $       15.70
      Low $                                       16.05    $       14.25    $       15.15    $       13.73
  Period end price to book value                   1.14             0.93             1.14             0.93

UnionBancorp, Inc.

Unaudited Consolidated Balance Sheets (In Thousands)

                                                          June 30,        December 31,
                                                           2003               2002
                                                        -----------       ------------
ASSETS
Cash and cash equivalents                               $    35,303       $    38,962
Securities available-for-sale                               220,937           227,229
Loans                                                       476,386           483,229
Allowance for loan losses                                    (7,253)           (6,450)
                                                        -----------       -----------
    Net loans                                               469,133           476,779
Cash surrender value of life insurance                       14,055            13,776
Mortgage servicing rights                                     2,685             2,640
Premises and equipment, net                                  14,750            14,055
Goodwill                                                      7,642             7,642
Intangible assets, net                                          767               873
Other real estate                                               320             1,557
Other assets                                                  7,339             8,103
                                                        -----------       -----------

      Total assets                                      $   772,931       $   791,616
                                                        ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits
    Non-interest-bearing                                $    81,223       $    90,606
    Interest-bearing                                        525,732           551,352
                                                        -----------       -----------
      Total deposits                                        606,955           641,958
  Federal funds purchased and securities sold
    under agreements to repurchase                            1,845             3,588
  Advances from the Federal Home Loan Bank                   77,450            61,750
  Notes payable                                               7,925             8,275
  Other liabilities                                           7,224             7,150
                                                        -----------       -----------
      Total liabilities                                     701,399           722,721
                                                        -----------       -----------

Mandatory redeemable preferred stock                            831               831
                                                        -----------       -----------

Stockholders' equity
  Series A convertible preferred stock                          500               500
  Common stock                                                4,600             4,571
  Surplus                                                    22,121            21,856
  Retained earnings                                          45,519            43,113
  Accumulated other comprehensive income                      3,285             3,171
  Unearned compensation under stock option plans                (11)              (23)
                                                        -----------       -----------
                                                             76,014            73,188
  Treasury stock, at cost                                    (5,313)           (5,124)
                                                        -----------       -----------
      Total stockholders' equity                             70,701            68,064
                                                        -----------       -----------

      Total liabilities and stockholders' equity        $   772,931       $   791,616
                                                        ===========       ===========

UnionBancorp, Inc.

Unaudited Consolidated Statements of Income
(In Thousands, Except Per Share Data)

                                                          Three Months Ended               Six Months Ended
                                                               June 30,                         June 30,
                                                     ---------------------------      ---------------------------
                                                        2003            2002             2003             2002
                                                     -----------     -----------      -----------     -----------
Interest income
  Loans                                              $     8,281     $     8,976      $    16,820     $    18,511
  Securities
      Taxable                                              1,689           1,930            3,577           3,642
      Exempt from federal income taxes                       398             424              793             863
Federal funds sold and other                                  13              22               31              66
                                                     -----------     -----------      -----------     -----------
      Total interest income                               10,381          11,352           21,221          23,082

Interest expense
  Deposits                                                 3,189           4,497            6,647           9,293
  Federal funds purchased and securities sold
    under agreements to repurchase                            40              50               70              78
  Advances from the Federal Home Loan Bank                   770             531            1,457           1,123
  Notes Payable                                               81              83              165             179

      Total interest expense                               4,080           5,161            8,339          10,673
                                                     -----------     -----------      -----------     -----------
Net interest income                                        6,301           6,191           12,882          12,409
Provision for loan losses                                  1,257           2,018            1,869           2,537
                                                     -----------     -----------      -----------     -----------
Net interest income after
  Provision for loan losses                                5,044           4,173           11,013           9,872

Noninterest income
  Service charges                                            794             654            1,550           1,245
  Merchant fee income                                        210             307              489             551
  Trust income                                               146             191              323             371
  Mortgage banking income                                  1,192             568            2,221           1,199
  Insurance commissions and fees                             641             500            1,235           1,044
  Securities gains, net                                      129              57              221             300
  Other income                                               975             561            1,647           1,131
                                                     -----------     -----------      -----------     -----------
                                                           4,087           2,838            7,686           5,841
Noninterest expenses
  Salaries and employee benefits                           3,979           3,723            7,809           7,607
  Occupancy expense, net                                     470             438              968             891
  Furniture and equipment expense                            524             485            1,017             875
  Supplies and printing                                      122             113              248             270
  Telephone                                                  281             302              538             527
  Other real estate owned expense                             40             105              168             174
  Amortization of intangible assets                           52             101              106             202
  Other expenses                                           1,701           1,738            3,332           3,375
                                                     -----------     -----------      -----------     -----------
                                                           7,169           7,005           14,186          13,921
                                                     -----------     -----------      -----------     -----------
Income before income taxes                                 1,962               6            4,513           1,792
Income taxes                                                 516            (219)           1,260             298
                                                     -----------     -----------      -----------     -----------
Net income                                                 1,446             225            3,253           1,494
Preferred stock dividends                                     64              64              128             128
                                                     -----------     -----------      -----------     -----------

Net income for common stockholders                   $     1,382     $       161      $     3,125     $     1,366
                                                     ===========     ===========      ===========     ===========
Basic earnings per share                             $      0.34     $      0.04      $      0.78     $      0.34
                                                     ===========     ===========      ===========     ===========
Diluted earnings per common share                    $      0.34     $      0.04      $      0.77     $      0.34
                                                     ===========     ===========      ===========     ===========

UnionBancorp, Inc.

Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                                                                        Quarters Ended
                                                           -----------------------------------------------------------------------
                                                             06/30/03       03/31/03       12/31/02      09/30/02        06/30/02
                                                           -----------    -----------    -----------    -----------    -----------
                                                                    (Dollars in Thousands, Except Per Share Data)
Statement of Income Data
  Interest income                                          $    10,381    $    10,840    $    11,189    $    11,238    $    11,352
  Interest expense                                               4,080          4,259          4,634          4,879          5,161
                                                           -----------    -----------    -----------    -----------    -----------
     Net interest income                                         6,301          6,581          6,555          6,359          6,191
  Provision for loan losses                                      1,257            612            518            519          2,018
                                                           -----------    -----------    -----------    -----------    -----------
     Net interest income after provision for loan losses         5,044          5,969          6,037          5,840          4,173
  Noninterest income                                             4,087          3,599          3,554          3,060          2,838
  Noninterest expense                                            7,169          7,017          7,665          7,440          7,005
                                                           -----------    -----------    -----------    -----------    -----------
  Income (loss) before income taxes                              1,962          2,551          1,926          1,460              6
  Provision (benefit) for income taxes                             516            744            522            314           (219)
                                                           -----------    -----------    -----------    -----------    -----------
  Net income                                               $     1,446    $     1,807    $     1,404    $     1,146    $       225
                                                           ===========    ===========    ===========    ===========    ===========
  Net income on common stock                               $     1,382    $     1,743    $     1,340    $     1,081    $       161
                                                           ===========    ===========    ===========    ===========    ===========


Per Share Data
  Basic earnings per common shares                         $      0.34    $      0.44    $      0.34    $      0.27    $      0.04
  Diluted earnings per common shares                              0.34           0.43           0.33           0.27           0.04
  Cash dividends on common stock                                  0.09           0.09           0.08           0.08           0.08
  Dividend payout ratio for common stock                         18.56%         20.60%         23.73%         29.42%        197.52%
  Book value per common share                              $     17.55    $     17.29    $     16.97    $     16.68    $     16.32
  Basic weighted average common shares outstanding           3,994,564      3,984,319      3,980,946      3,979,919      3,979,056
  Diluted weighted average common shares outstanding         4,068,284      4,044,782      4,035,124      4,028,164      4,028,116
  Period-end common shares outstanding                       3,998,946      3,986,046      3,980,946      3,980,946      3,979,056


Balance Sheet Data
  Securities                                               $   220,937    $   230,123    $   227,229    $   213,077    $   214,548
  Loans                                                        476,386        477,406        483,229        489,148        483,998
  Allowance for loan losses                                      7,253          6,498          6,450          6,808          7,514
  Assets                                                       772,931        779,424        791,616        769,844        750,805
  Deposits                                                     606,955        626,076        641,958        623,157        613,351
  Stockholders' equity                                          70,701         69,423         68,064         66,897         65,425


Earnings Performance Data
  Return on average total assets                                  0.74%          0.94%          0.71%          0.60%          0.12%
  Return on average stockholders' equity                          8.10          10.58           8.22           6.82           1.38
  Net interest margin ratio                                       3.66           3.89           3.72           3.74           3.72
  Efficiency ratio (1)                                           69.30          66.38          70.86          69.32          73.78

Asset Quality Ratios
  Nonperforming assets to total end of period assets              0.84%          0.68%          0.80%          1.06%          1.45%
  Nonperforming loans to total end of period loans                1.29           0.86           0.99           1.15           1.72
  Net loan charge-offs to total average loans                     0.10           0.12           0.11           0.25           0.18
  Allowance for loan losses to total end of period loans          1.52           1.38           1.33           1.39           1.55
  Allowance for loan losses to nonperforming loans              117.69         159.58         135.50         120.79          90.52


Capital Ratios
  Average equity to average assets                                9.04%          8.89%          8.63%          8.92%          8.76%
  Total capital to risk adjusted assets                          12.63          12.26          11.84          12.05          12.11
  Tier 1 leverage ratio                                           8.01           7.79           7.48           7.55           7.63

--------------------

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.